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EXHIBIT (a)(4)

                              PRESS ANNOUNCEMENT

                     AMERICAN RIVERS OIL COMPANY ("AROC")
                             RECOMMENDED OFFER FOR
                      ALLIANCE RESOURCES PLC ("ALLIANCE")

(November 22, 1999)

AROC is pleased to announce that as at 3:00 p.m. on 19th November, 1999 pursuant to the recommended offer made by AROC for the whole of the issued share capital of Alliance (the "Offer") acceptances in respect of 34,446,593 Alliance shares, representing 72.53% of the issued share capital of Alliance had been received. The Offer is conditional on the holders of at least a majority of the Alliance shares having accepted the Offer. The Offer will remain open for further acceptances until 7th December, 1999 when it is intended to declare the Offer unconditional in all respects. Alliance shareholders who accept the Offer will receive one share of AROC common stock for each ordinary share of Alliance held.

If AROC receives acceptances in respect of 90% or more of Alliance's issued share capital, AROC intends to pursue a process of compulsory acquisition of the remaining Alliance shares under sections 429-430F of the Companies Act 1985.

AROC is also pleased to announce that on 18th November 1999 the shareholders of American Rivers Oil Company ("American Rivers"), a company incorporated in Wyoming, have approved the merger of American Rivers with a newly incorporated subsidiary of AROC. The merger was approved by the holders of more than 67% of the outstanding shares of American Rivers, whose shares will upon closing each be converted into the right to receive 0.11 shares of the common stock of AROC.

The directors of AROC and Alliance accept responsibility for the information contained in this announcement. To the best of the knowledge and belief of the directors of AROC and Alliance (who have taken all reasonable care to ensure that such is the case), the information contained in this announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

For further details contact:

Alliance Resources PLC                   American Rivers Oil Company

Jak Keenan                               Karlton Terry
Chairman and Managing Director           President

4200 E Skelly Drive                      700 East 9th Street
Tulsa                                    Denver
Oklahoma                                 Colorado 80203
USA                                      USA

Tel: 001 918 491 1100                    Tel: 001 303 382 1117